Exhibit 3.1
FIRST AMENDMENT TO THE BYLAWS OF
KEANE GROUP, INC.
(Adopted October 27, 2020)
This FIRST AMENDMENT to the Bylaws of Keane Group, Inc. (the “First Amendment”), a Delaware corporation (the “Corporation”), is made as of this 27th day of October 2020, by the Board of Directors of the Corporation (the “Board”). Capitalized terms used in this First Amendment but not defined herein shall have the meanings given to such terms in the Bylaws of Keane Group, Inc. in existence as of the date of this First Amendment (the “Bylaws”).
WHEREAS, on October 31, 2019, the Corporation changed its name to “NexTier Oilfield Solutions Inc.”; and
WHEREAS, after due consideration, the Board believes that it is advisable and in the best interests of the Corporation to ensure consistent referencing to the Corporation in its Bylaws;
NOW THEREFORE, the Board hereby adopts follows changes to the Bylaws:
1. The definition of “Corporation” is hereby deleted in its entirety and the following is substituted therefore:
“Corporation” shall mean NexTier Oilfield Solutions Inc., a Delaware corporation.
2. Any other references in the Bylaws to “Keane Group, Inc.” are hereby amended to be “NexTier Oilfield Solutions Inc.”
3. Except for the provisions of the Bylaws that are expressly amended by this First Amendment, the Bylaws shall remain in full force without change.